Exhibit 10.4

March 17, 2005

Kathleen A. Browne
80 Georgian Court
Rochester, New York 14610

Dear Kathleen,

We are pleased to extend to you an offer of employment as the Chief Financial Officer of NaturalNano, Inc. (“the company”) effective on a part time consulting basis beginning April 4, 2005 (at an hourly rate of $60/hour) with the expectation that you will be available as a full time employee in advance of the public filings and the anticipated merger agreement specifically discussed during your interview. Your annual full time salary will be $120,000 which will be paid on a bi-weekly basis at the rate of $4615.38 in gross wages every two weeks. You will be entitled to four weeks vacation (20 days) annually, earned on a pro-rata basis of 1.67 days each month. You will be eligible for a review of this compensation package effective January 1, 2006.

In addition to the statutory benefits defined by federal and local laws, (FICA, FUTA, New York State Disability Insurance and Workers Compensation) you will be entitled to the benefits available to other NaturalNano officers and employees. Currently this includes employer paid health and dental insurance coverage which you may elect at any time these benefits cease to be provided by your former employer. You will also be eligible for an initial grant of 200,000 stock options at grant price of $.10 per share. These shares will vest on a monthly basis (at the rate of 16,667 options per month) with the first vesting date of May 31, 2005 and continue each month thereafter until the entire grant has vested. Notwithstanding any provision herein to the contrary any unvested portion of the option shall immediately expire upon termination of employment for any reason. This option grant will be governed pursuant to the “NaturalNano, Inc. 2004 Stock Option Plan.”

Your job responsibilities will include all financial matters of the company, including but not limited to: the maintenance of accounting systems and controls, preparation of budgets, financial statements, special reports and related analysis for: shareholder reporting as required under SEC regulations as well as the company’s Board of Directors and Audit Committee. You will report directly to Michael Riedlinger, President of NaturalNano and will be responsive to all levels of management and the Board as needed.

This agreement is terminable by you or the company upon ninety (90) days’ written notice or by us for cause or upon your death or disability. As a condition of your employment, you will be required to sign our standard non-disclosure agreement regarding confidential proprietary information obtained in the course of your employment. A copy of this agreement is attached to this letter for your reference.

Please indicate your acceptance by signing below and returning a signed copy to my attention. I look forward to working with you at NaturalNano—WELCOME!!

Regards,

Michael Riedlinger
President
NaturalNano, Inc.

Agreed to and accepted _________________________________ Date: _________

September 20, 2005

Kathleen A. Browne
80 Georgian Court
Rochester, New York 14610

RE:  Amendment No. 1 to Employment Letter

Dear Kathleen,

This letter hereby amends your employment letter dated March 17, 2005.

The first paragraph of the letter is hereby amendment to read as follows:

“We are pleased to extend to you an offer of employment as the Chief Financial Officer of NaturalNano, Inc. (“the Company”) effective on a part time consulting basis beginning April 4, 2005 (at an hourly rate of $60/hour) with the expectation that you will be available as a full time employee in advance of the public filings and the anticipated merger agreement specifically discussed during your interview. Your annual full time salary will be $135,000 which will be paid on a bi-weekly basis at the rate of $5,192.30 in gross wages every two weeks. You will be entitled to four weeks vacation (20 days) annually, earned on a pro-rata basis of 1.67 days each month. You will be eligible for a review of this compensation package effective January 1, 2006.”

In addition, two new paragraphs shall be added as follows:

“You shall be eligible to receive a bonus of up to $20,000 upon completion of certain milestones which include the following: (i) the Company shall be listed and trading on the OTCBB; (ii) satisfaction of performance criteria established by the Board of Directors; and (iii) the Company shall demonstrate progress in achieving its milestones as more fully described in the Company’s business plan.”

“In addition to the initial option grant of 200,000, you shall receive and additional incentive grant for 200,000 stock options at a grant price of $.10 per share (“Incentive Stock Grant”). This Incentive Stock Grant shall vest one half on December 31, 2006 and the remaining one half on December 31, 2007. Notwithstanding any provision herein to the contrary any unvested portion of the Incentive Stock Grant shall immediately expire upon termination of employment for any reason. This option grant will be governed pursuant to the “NaturalNano, Inc. 2004 Stock Option Plan.”

September 20, 2005
Page Two

All other terms and conditions of your employment will remain the same. Please let me know if you have any other questions and I look forward to working with you to make NaturalNano a success.

Regards,

Michael Riedlinger
President
NaturalNano, Inc.

Agreed to and accepted _________________________________ Date: _________